Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement (Form S-8 No. 333-122801) pertaining to the Smith & Nephew 2004 Executive Share Option Scheme

2.	Registration Statement (Form S-8 No. 333-122801) pertaining to the Smith & Nephew 2004 Performance Share Plan

3.	Registration Statement (Form S-8 No. 333-122801) pertaining to the Smith & Nephew 2004 Co-investment Plan

4.	Registration Statement (Form S-8 No. 333-13694) pertaining to the Smith & Nephew 2001 US Share Plan

5.	Registration Statement (Form S-8 No. 333-12052) pertaining to the Smith & Nephew U.S. Employee Stock Purchase Plan

6.	Registration Statement (Form S-8 No. 33-39814) pertaining to the Smith & Nephew Long Service Award Scheme

7.	Registration Statement (Form S-8 No. 333-155173) pertaining to the Smith & Nephew 2001 US Share Plan

8.	Registration Statement (Form S-8 No. 333-155172) pertaining to the Smith & Nephew 2004 Performance Share Plan

9.	Registration Statement (Form S-8 No. 333-158239) pertaining to the Smith & Nephew plc Deferred Bonus Plan

10.	Registration Statement (Form S-8 No. 333-168544) pertaining to the Smith & Nephew Global Share Plan 2010

11.	Registration Statement (Form S-8 No. 333-199117) pertaining to the Smith & Nephew Global Share Plan 2010 of our report dated February 25, 2015, with respect to the consolidated financial statements of Smith & Nephew plc for each of the two years in the period ended 31 December 2014 before the effects of the adjustments to retrospectively reflect the change in the composition of reportable segments, which report appears in the Annual Report (Form 20-F) for the year ended December 31, 2015.

/s/ Ernst & Young LLP

Ernst & Young LLP

London, England

4 March 2016